Exhibit 3.5
CERTIFICATE OF FORMATION
OF
EAGLE ROCK ENERGY G&P, LLC
     This Certificate of Formation, dated May 25, 2006, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1. Name. The name of the Company is:
EAGLE ROCK ENERGY G&P, LLC
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801.
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801.
     EXECUTED as of the date written first above.

By:	/s/ Joan A.W. Schnepp

Name:	Joan A.W. Schnepp
Title:	Manager